For Immediate Release

Cooper-Standard Automotive Announces Third Quarter Results

Novi, Mich. — November 14, 2005 — Cooper-Standard Holdings Inc., the parent of Cooper-Standard Automotive Inc., today reported third quarter financial results. The company posted revenue of $426.7 million, up $2.8 million compared to the third quarter of 2004. This result included a $13.3 million foreign currency benefit. A summary of the unaudited results are presented in the table immediately following:

$Millions	Qtr-3	Qtr-3	YTD	YTD
	2004	2005	2004	2005
Net Sales	$423.9	$426.7	$1,405.8	$1,385.9
Earnings Before Taxes	$7.8	$(0.2)	$88.9	$7.9
Net Income*	$5.5	$(1.1)	$63.0	$6.1

*Net income in 2005 was impacted by acquisition-related interest and amortization not applicable in 2004.

Cooper-Standard's EBITDA was $43.5 million for the third quarter compared to $26.2 million for the same period in 2004. After accounting for restructuring, purchase accounting adjustments related to tooling projects, and unrealized foreign exchange gains on acquisition-related indebtedness, Adjusted EBITDA for the third quarter was $39.0 million, or 9.1 percent of sales, compared to $38.1 million, or 9.0 percent of sales, in the third quarter of 2004. These results reflect typical summer shutdown activities. Year-to-date Adjusted EBITDA for the first nine months was $149.0 million compared to $176.6 million last year. This decrease was due to higher raw material costs, price concessions, and volume differences, but was partially offset by operating efficiencies. See the table that follows for a reconciliation of net income to EBITDA and EBITDA to Adjusted EBITDA.

The company generated cash flow from operating activities of $81.8 million through the first nine months of 2005, or $49.1 million after considering capital spending of $32.7 million. This positive cash flow allowed the company to complete a strategic acquisition and continue to internally finance its operations without drawing down on its $125 million revolving credit facility.

"The company's performance in the third quarter was solid," said Jim McElya, president and CEO, Cooper-Standard Automotive. "We posted higher sales, increased EBITDA year-over-year, and generated significant cash from operations. All of this was accomplished during a very challenging time in the industry, including supplier bankruptcies and increased raw material costs that were driven, in part, by the natural disasters that hit the Gulf Coast."

Third Quarter Highlights

•	Increased sales for third quarter – Sales were up $2.8 million compared to the same period last year.

•	Incremental new business awards – Cooper-Standard was awarded $59 million of annualized sales in the quarter, bringing the year-to-date total to $175 million.

•	Strategic acquisition completed – Cooper-Standard completed its acquisition of a hose manufacturing business in Atlacomulco, Mexico in July, resulting in increased strategic content to Asian and other manufacturers.

•	Significant product launches on schedule – The company had successful product launches in the third quarter on various models including:

o	Ford (Fusion, LS, and Puma)

o	General Motors (Chevrolet Malibu)

o	Honda (Civic)

o	Nissan (Frontier/Xterra)

o	Volkswagen (LT3)

o	Volvo (C70)

•	Received Industry Awards

o	The company's plant in Torreon, Mexico, was honored with two quality awards: "Supplier of the Year" and a "Certificate of Excellence" in recognition of 100% supplier performance by MANN+Hummel.

o	Cooper-Standard also received an Honorable Mention from the prestigious PACE Awards for its Daylight Opening, or DLO module, a unique one-piece door glass seal that prevents noise, dust, and water from entering the vehicle.

Adjusted EBITDA Reconciliation:

	Qtr-3	Qtr-3	YTD	YTD
$Millions	2004	2005	2004	2005
Net Income*	$5.5	$(1.1)	$63.0	$6.1
Provision for Income Taxes	2.3	0.9	25.8	1.9
Interest Expense	—	16.5	1.7	49.4
EBIT	$7.8	$16.3	$90.5	$57.4
Depreciation and Amortization	18.4	27.2	57.7	80.9
EBITDA	$26.2	$43.5	$148.2	$138.3
Restructuring	8.4	0.6	17.3	1.0
Production Move (1)	1.0	—	3.3	—
Foreign Exchange Loss/(Gain) (2)	—	(6.3)	—	(2.1)
Corporate/Pension Charges (3)	2.5	—	7.8	—
Inventory Write-up (4)	—	—	—	9.8
Tooling Write-up (5)	—	1.2	—	2.0
Adjusted EBITDA	$38.1	$39.0	$176.6	$149.0

*Net income in 2005 was impacted by acquisition-related interest and amortization not applicable in 2004.

(1)	Non-recurring costs from the movement of Cleveland facility OEM production to other facilities

(2)	Unrealized foreign exchange gains on acquisition-related indebtedness

(3)	Pro forma adjustment for prior corporate charges and amortized pension losses

(4)	A one-time write-up of inventory to fair value at the date of acquisition

(5)	Purchase accounting effect to tooling projects

Management uses Adjusted EBITDA as a measure of performance and to demonstrate compliance with certain debt covenants. Adjusted EBITDA above varies from the amount used in calculating covenant compliance due to the classification of joint venture equity earnings and negotiated amounts used for 2004. EBITDA and Adjusted EBITDA should not be construed as income from operations or net income, as determined by generally accepted accounting principles. Other companies may report EBITDA differently.

For further information, refer to the company's quarterly report on Form 10-Q filed with the Securities and Exchange Commission and posted on the company's Web site at: www.cooperstandard.com.

About Cooper-Standard Automotive

Cooper-Standard Automotive Inc., headquartered in Novi, Mich., is a leading global automotive supplier specializing in the manufacture and marketing of systems and components for the transportation industry. Products include body sealing systems, fluid handling systems, and NVH control systems. Cooper-Standard Automotive Inc. employs more than 13,000 people across 47 facilities in 14 countries. For more information, visit the company's Web site at: www.cooperstandard.com.

Cooper-Standard is a privately-held portfolio company of The Cypress Group and Goldman Sachs Capital Partners 2000.

The Cypress Group is a private equity investment firm managing more than $3.5 billion of capital. Cypress has an extensive track record of making growth-oriented investments in targeted industry sectors and building equity value alongside proven management teams.

GS Capital Partners 2000 and affiliated funds (collectively, "GSCP 2000") currently serves as Goldman Sachs' primary investment vehicle for direct private equity investing. Goldman Sachs, directly and indirectly through its various Principal Investment Area managed investment partnerships, has invested over $16 billion in over 500 companies since 1986 and manages a diversified global portfolio.

This news release includes forward-looking statements, reflecting current analysis and expectations, based on what are believed to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties, and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on many factors, including, without limitation: our substantial leverage; limitations on flexibility in operating our business contained in our debt agreements; our dependence on the automotive industry; availability and cost of raw materials; our dependence on certain major customers; competition in our industry; our conducting operations outside the United States; the uncertainty of our ability to achieve expected Lean savings; our exposure to product liability and warranty claims; labor conditions; our vulnerability to rising interest rates; our ability to meet our customers' needs for new and improved products in a timely manner; our ability to attract and retain key personnel; the possibility that our owners' interests will conflict with yours; our new status as a stand-alone company; our legal rights to our intellectual property portfolio; our under-funded pension plans; environmental and other regulations; and the possibility that our acquisition strategy will not be successful. There may be other factors that may cause our actual results to differ materially from the forward-looking statement. Accordingly, there can be no assurance that Cooper-Standard Automotive will meet future results, performance, or achievements expressed or implied by such forward-looking statements. This paragraph is included to provide safe harbor for forward-looking statements that are not generally required to be publicly revised as circumstances change, and which Cooper-Standard Automotive does not intend to update.

Contact for Media:

Barry Von Lanken, Cooper-Standard Automotive, (248) 761-3606, bgvonlanken@cooperstandard.com

Contact for Analysts:

Scott Finch, Cooper-Standard Automotive, (248) 596-6031, shfinch@cooperstandard.com

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